EXHIBIT 23.1

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statement (Form S-8) for the registration of 500,000 shares of common stock pertaining to the SmartDisk Corporation 1999 Incentive Compensation Plan, as amended (the "Plan"), of SmartDisk Corporation and 285,947 shares of common stock pertaining to options issued outside the Plan of our report dated January 21, 2000 (except for Note 15 as to which the date is March 6, 2000), with respect to the consolidated financial statements and schedule of SmartDisk Corporation included in its Annual Report on Form 10-K, as amended by Form 10-K/A, for the year ended December 31, 1999, filed with the Securities and Exchange Commission.

                                             /s/ Ernst & Young LLP

Miami, Florida
October 17, 2000